Exhibit 99

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports continued growth
Average mutual fund AUM up 21.4 percent YoY;
offshore advisory assets climb more than 200 percent
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SAN ANTONIO — May 7, 2007 — U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisor specializing in natural resources and emerging markets, today reported net income of $2.41 million, or 16 cents per diluted share, for the quarter ended March 31, 2007.
U.S. Global’s revenue totaled $12.44 million in its third quarter of fiscal year 2007. In the same three months of 2006, the company’s net income was $2.55 million, or 17 cents per diluted share, on revenue of $11.56 million.
The latest quarter’s earnings included non-recurring expenses primarily associated with the proxy election that resulted in a 2-for-1 stock split in late March. Excluding this charge, net income was $2.58 million, or 17 cents per diluted share. A schedule reconciling adjusted results to GAAP is provided in Table 1 at the end of this news release.
For the nine months ended March 31, 2007, U.S. Global earned $7.35 million, or 48 cents per diluted share, on revenue of $36.77 million. This compares to earnings of $4.81 million, or 32 cents per diluted share, on revenue of $25.89 million for the nine months ended March 31, 2006.
Per-share earnings in all time periods cited have been adjusted to reflect the 2-for-1 stock split in March. U.S. Global also paid a special dividend of 25 cents per share post-split in late March. The company repurchased 25,634 shares of Class A common stock from employees during the nine months ended March 31, 2007. Upon repurchase, these shares are classified as treasury shares and are deducted from outstanding shares in the earnings-per-share calculation.
U.S. Global’s SEC-registered fund assets under management averaged $4.59 billion for the third quarter of fiscal 2007, up 21.4 percent from the average of $3.78 billion for the same period a year earlier.
Mr. Holmes said, “The world is experiencing tremendous growth, but in the U.S., the global growth story is being overshadowed by worries about the housing slowdown and subprime mortgage debt. Investors appear to be ignoring the rise in commodity prices in the first quarter of 2007. There has been an economic decoupling between the pessimistic U.S. and the prosperous emerging world, where policies for economic growth are having a particularly strong impact on natural resources. The supply of commodities continues to be constrained at a time when global demand, particularly in China and India, is growing rapidly. Many resource-based companies are trading at low earnings and growth multiples relative to the S&P 500 while having substantially higher returns on equity. For these reasons, we continue to believe in a secular bull market for commodities, though there will be periods of short-term volatility.”

In addition to the SEC-registered funds, U.S. Global advises offshore clients with average assets of $240.6 million in the latest quarter. In the same period of 2006, the company’s offshore advisory assets averaged $74.1 million.
U.S. Global generally receives a monthly advisory fee from these offshore clients and the company may be eligible for quarterly or annual performance fees. Revenue from offshore clients in the quarter ended March 31, 2007, totaled $1.09 million, compared with $553,000 received in the corresponding quarter in 2006.
According to information released last week by Endeavour Mining Capital Corp., one of the company’s offshore clients, the performance fee accruing to U.S. Global for the first nine months of fiscal year 2007 is approximately $3.4 million. The final performance fee payable to U.S. Global, if any, will be determined as of June 30, 2007, and will be based on Endeavour’s financial results for the entire fiscal year.
Under the accounting policies adopted by U.S. Global, performance fees from Endeavour are calculated and recorded only once a year at the end of the fiscal year in accordance with the terms of the advisory agreement. This and other performance fees may fluctuate significantly from year to year based on factors that may be out of U.S. Global’s control. These fluctuations could result in the recording of no performance fees.
U.S. Global has scheduled a webcast for 10 a.m. Central time today to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel; and Catherine Rademacher, chief financial officer.
The financial results included in this release are unaudited. U.S. Global expects to file its Form 10-Q report for the third quarter of fiscal 2007 with the Securities and Exchange Commission on or before May 10, 2007.
SELECTED FINANCIAL DATA (UNAUDITED)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues	$36,770,350	$25,892,362	$12,444,362	$11,557,008
Expenses	$25,552,967	$18,365,696	$8,706,636	$7,458,705
Tax expense	$3,864,574	$2,712,730	$1,325,453	$1,547,895
Net income	$7,352,809	$4,813,936	$2,412,273	$2,550,408
Earnings per share (basic)	$0.49	$0.32	$0.16	$0.17
Earnings per share (diluted)	$0.48	$0.32	$0.16	$0.17
Basic weighted avg. common shares outstanding	15,154,880	14,997,326	15,170,608	15,018,356
Diluted weighted avg. common shares outstanding	15,233,298	15,120,396	15,250,360	15,152,470
SEC avg. mutual fund assets under management	$4.57 billion	$2.99 billion	$4.59 billion	$3.78 billion
A more comprehensive balance sheet and income statement can be found in the tables at the end of this news release.

As of March 31, 2007, several funds in the U.S. Global Investors family performed well compared to their peers and the overall mutual fund sector for time periods going back as far as 10 years, according to quarterly rankings published in the Wall Street Journal.
U.S. Global’s Eastern European Fund (EUROX) was ranked #1 in total return among all U.S. equity funds for the five years ended March 31, 2007. The company’s Global Resources Fund (PSPFX) was ranked #5 and the World Precious Minerals Fund (UNWPX) was #6. The Gold Shares Fund (USERX) was also in the top 50 for that time period.
For the 10 years ended March 31, 2007, the Eastern European Fund ranked #6 in total return among all U.S. equity funds. It was the top-ranked internationally focused fund for the period.
In its rankings, the Wall Street Journal analyzes data from a third-party provider. Its rankings include only the largest fund for those funds with multiple share classes.
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.us-global.com) is a registered investment advisor that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds, U.S. Global Accolade Funds and other clients.
With an average of $4.83 billion in assets under management for the quarter ended March 31, 2007, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
Please consider carefully the fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1- 800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage Inc.
Performance data quoted above is historical. Past performance is no guarantee of future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any fees described in the fund’s prospectus (e.g. short-term trading fees) which, if applicable, would lower your total returns. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS, option 5.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.
All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.
Foreign and emerging-market investing involves special risks, such as currency fluctuation and less public disclosure, as well as economic and political risk. Gold funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The price of gold is subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in gold or gold stocks.
The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.
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Table 1: Reconciliation to GAAP (Unaudited)

Net income, as reported	$2,412,273
Adjustments (net of taxes)
Proxy and other non-recurring costs	166,460

Adjusted net income	$2,578,733

Net income per diluted share, as reported	$0.16
Adjustments
Proxy and other non-recurring costs	0.01

Adjusted net income per diluted share	$0.17

Table 2: Consolidated Balance Sheets – Assets

	MARCH 31,	JUNE 30,
	2007	2006
	(UNAUDITED)
Current Assets
Cash and cash equivalents	$12,798,359	$10,056,043
Trading securities, at fair value	5,830,740	4,659,824
Receivables
Advisory, net	5,315,792	11,290,240
Employees	5,058	7,669
Other	449,929	184,962
Prepaid expenses and other	1,206,368	580,813

Total Current Assets	25,606,246	26,779,551

Net Property and Equipment	2,228,283	2,122,889

Other Assets
Long-term deferred tax asset	47,038	62,211
Investment securities available-for-sale, at fair value	848,984	82,202

Total Other Assets	896,022	144,413

Total Assets	$28,730,551	$29,046,853

Table 3: Consolidated Balance Sheets – Liabilities and Shareholders’ Equity

	MARCH 31,	JUNE 30,
	2007	2006
	(UNAUDITED)
Current Liabilities
Accounts payable	$647,071	$343,364
Accrued compensation and related costs	995,600	2,961,836
Deferred tax liability	503,104	178,707
Other accrued expenses	2,450,679	5,019,735

Total Current Liabilities	4,596,454	8,503,642

Total Liabilities	4,596,454	8,503,642

Commitments and Contingencies

Shareholders’ Equity
Common stock (class A) — $.025 par value; nonvoting; authorized 28,000,000 shares; issued, 12,865,948 and 12,805,948 at March 31, 2007 and June 30, 2006, respectively	321,649	320,149
Common stock (class B) — $.025 par value; nonvoting; authorized, 4,500,000 shares; no shares issued	—	—
Common stock (class C) — $.025 par value; voting; authorized, 3,500,000 shares; issued, 2,993,600 shares	74,840	74,840
Additional paid-in-capital	12,437,841	11,754,779
Treasury stock, Class A shares at cost; 671,804 and 654,114 shares at March 31, 2007, and June 30, 2006, respectively	(1,526,801)	(830,330)
Accumulated other comprehensive income (loss), net of tax	(10,671)	24,259
Retained earnings	12,837,239	9,199,514

Total Shareholders’ Equity	24,134,097	20,543,211

Total Liabilities and Shareholders’ Equity	$28,730,551	$29,046,853

Table 4: Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues
Investment advisory fees	$29,859,339	$19,860,474	$10,170,685	$8,482,770
Transfer agent fees	5,533,812	3,545,385	1,566,580	1,325,893
Investment income	1,214,804	2,349,811	676,043	1,695,269
Other	162,395	136,692	31,054	53,076

	36,770,350	25,892,362	12,444,362	11,557,008

Expenses
Employee compensation and benefits	7,740,655	6,433,094	2,526,898	2,470,860
General and administrative	5,017,991	3,508,338	1,931,148	1,270,690
Subadvisory fees	6,650,293	5,096,173	2,261,348	2,301,638
Omnibus fees	5,606,015	2,868,573	1,786,687	1,256,850
Advertising	359,318	358,546	138,553	118,625
Depreciation	178,695	100,972	62,002	40,042

	25,552,967	18,365,696	8,706,636	7,458,705

Income Before Income Taxes	11,217,383	7,526,666	3,737,726	4,098,303

Provision for Federal Income Taxes	3,864,574	2,712,730	1,325,453	1,547,895

Net Income	7,352,809	4,813,936	2,412,273	2,550,408

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale securities	(34,931)	(373,257)	(368,563)	(283,553)

Comprehensive Income	$7,317,878	$4,440,679	$2,043,710	$2,266,855

Basic Net Income per Share	$0.49	$0.32	$0.16	$0.17

Diluted Net Income per Share	$0.48	$0.32	$0.16	$0.17

Basic weighted average number of common shares outstanding	15,154,880	14,997,326	15,170,608	15,018,356

Diluted weighted average number of common shares outstanding	15,233,298	15,120,396	15,250,360	15,152,470